UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2010
First Franklin Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-16362	31-1221029

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4750 Ashwood Drive, Cincinnati, Ohio 45241
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 469-5352

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     On February 19, 2010, First Franklin Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report under Item 5.02 that effective April 1, 2010 the Company had appointed John J. Kuntz as Chairman of the Board, President and Chief Executive Officer of the Company and as Chairman of The Franklin Savings and Loan Company (“Franklin Savings”), the Company’s wholly-owned subsidiary. The Original Report is hereby amended, pursuant to Instruction 2 to Item 5.02 of Form 8-K, to provide the information set forth herein, which was not determined or was unavailable at the time of the Original Report.
Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 12, 2010, Franklin Savings entered into an Employment Agreement (the “Agreement”) with John J. Kuntz for Mr. Kuntz to serve as the Chairman, President and Chief Executive Officer of the Company and as Chairman of Franklin Savings. The Agreement was effective as of April 1, 2010 and expires on March 31, 2013, but will automatically renew for successive one-year terms each year on April 1 unless either Franklin Savings or Mr. Kuntz gives notice of non-renewal 30 days prior to such date.
     The Agreement provides for an annual salary for Mr. Kuntz of $218,000 in the first year, $243,000 in the second year and $268,000 in the third year. For any additional one-year extension of the Agreement, Mr. Kuntz’s salary will be reviewed and determined by Franklin Savings’ board of directors. The Agreement also provides for inclusion of Mr. Kuntz in any employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave.
     Franklin Savings may terminate the Agreement at any time. Upon the expiration of the Agreement in accordance with its terms, or termination by Franklin Savings upon Mr. Kuntz’s disability or “with cause,” as defined in the Agreement (which includes, among other things, breach by Mr. Kuntz, failure to perform his duties, misconduct or illegal action and convictions of certain crimes), Mr. Kuntz will be entitled to receive his earned but unpaid salary, accrued vacation, accrued obligations under benefit plans and fringe benefits through the date of termination, but no compensation or other benefits for any period following such termination. In the event of a termination other than for “just cause” and not in connection with a “change of control,” as defined in the agreement, or by Mr. Kuntz “with good reason,” as defined in the agreement (including a change in his title or responsibilities other than a promotion and failure by Franklin to comply with the Agreement), Mr. Kuntz will also be entitled to payment of an amount equal to his annual salary in monthly payments for a period of 36 months, plus benefits. The Agreement further provides that in the event of a termination without cause or by Mr. Kuntz with good reason in connection with or within one year of a “Change-in-Control,” Mr. Kuntz will be entitled to payment of an amount equal to 2.99 times his annual salary. Any voluntary termination by Mr. Kuntz in the 30 day period beginning on the six month anniversary of a change of control shall be deemed to be made with good reason.
     On April 16, 2010, the Company and Mr. Kuntz also entered into a Restricted Stock Option Award Agreement under which Mr. Kuntz was awarded 38,000 restricted stock options to purchase shares of the Company’s common stock. These options were granted under the Company’s 2002 Stock Option and Incentive Plan and have an exercise price of $0.01 per share. 5,000 of these options immediately vested and became exercisable. So long as Mr. Kuntz remains employed by the Company on the applicable vesting date, the remaining options will vest and become exercisable as follows: (i) 8,000 options on March 31, 2011, if the average closing price of the Company’s stock is $9.00 per share or greater for the 20 trading days immediately preceding March 31, 2011, (ii) 10,000 options on March 31, 2012, if the average closing price of the Company’s stock is $10.00 per share or greater for the 20 trading days immediately preceding March 31, 2012, and (iii) 15,000 options on March 31, 2013, if the average closing price of the Company’s stock is $11.00 per share or greater for the 20 trading days immediately preceding March 31, 2013. If the options do not vest on their respective vesting dates or if Mr. Kuntz’s employment is terminated, all unvested options will be forfeited. In the event of a change of control, all of the options will immediately vest.
     The foregoing description of the Agreement and Mr. Kuntz’s option award do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Restricted Stock Option Award Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (a) – (c). Not applicable.
     (d). Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and John J. Kuntz dated April 12, 2010

10.2	Restricted Stock Option Award Agreement between the Company and John J. Kuntz dated April 16, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FRANKLIN CORPORATION
By:	/s/ Daniel T. Voelpel
Daniel T. Voelpel
Vice President and Chief Financial Officer

Date: April 16, 2010